EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of USG&E, Inc. of our report dated March 31, 2005 (which report includes an explanatory paragraph regarding conditions that raise substantial doubt about the Company’s ability to continue as a going concern) relating to the consolidated financial statements of U.S. Gas & Electric, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 appearing in such Proxy Statement/Prospectus. We also consent to the reference to us under the heading “Experts” in such Proxy Statement/Prospectus.
RACHLIN COHEN & HOLTZ LLP
Fort Lauderdale, Florida
August 10, 2005